Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 033-062535) on Form S-8 of Stewart Information Services Corporation of our report dated June 27, 2014, with respect to the financial statements and supplementary information of the Stewart 401(k) Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ Weaver and Tidwell, LLP

Houston, Texas

June 27, 2014